Exhibit 99
[LIBERTY CORPORATION LETTERHEAD]
     For further information: Howard Schrott, 864-241-5400
LIBERTY CORPORATION REPORTS THIRD QUARTER RESULTS
Greenville, SC (November 1, 2005) – The Liberty Corp. (NYSE:LC) today reported financial results for the third quarter and nine months ended September 30, 2005. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.
     Earnings for the quarter were $0.07 per diluted share compared with $0.66 per diluted share for the same period of the prior year. For the quarter, operating income was $4.4 million compared with $9.2 million in the prior-year period. Year-to-date earnings per diluted share were $0.72 compared with $1.07 for the prior-year period. Year-to-date operating income was $19.0 million compared with $27.2 million for the prior-year period.
     For the quarter, net revenue was $48.8 million compared with $53.6 million for the prior-year third quarter, a decrease of nine percent. Broadcast operating profit for the quarter was $16.6 million, compared with $21.4 million in the prior year, a decrease of 22 percent. These declines were principally due to the absence of approximately $5.0 million of political revenue in the current period and the effects of Hurricanes Katrina and Rita, principally in the Biloxi and Lake Charles markets. Year-to-date net revenue was $148.6 million compared with $156.5 million for the prior-year period, a decrease of five percent. Year-to-date broadcast operating profit was $51.5 million, compared with $60.8 million in the prior year, a decrease of 15 percent. These declines were principally due to the absence of approximately $10.6 million of political revenue in the current period. A reconciliation of broadcast operating profit to operating income is presented below. For a full discussion and analysis of results, refer to the Company’s quarterly filing on form 10-Q.
     Hayne Hipp, Chief Executive Officer of Liberty, commented, “This has been one of the most momentous quarters of our history. Aside from announcing our transaction with Raycom Media, several of our stations have performed valiantly in the face of natural disasters, personifying Liberty’s commitment to local news and information by making real, life-altering differences in their communities. When hurricanes Katrina and Rita came ashore, Liberty stations – particularly WLOX in Biloxi and KPLC in Lake Charles – not only stayed on the air, but literally served as a lifeline of local information. Our staffs worked around the clock even as their families evacuated and many of their homes were destroyed. Equally heartening were the efforts of the other Liberty stations, which poured resources and personnel into the affected markets to maintain service in those communities.”
     Hipp continued, “The hurricanes have affected our financial statements this quarter; however, we have appropriate insurance coverage and, therefore, our actual out-of-pocket cost should not have any serious or long-term negative effects on our operations. Thus far, hurricane-related expenses, not expected to be recovered under insurance policies, have been less than $750,000.”

     On August 25, 2005, Liberty announced that it had entered into a definitive merger agreement with Raycom Media, Inc. Pursuant to the terms of the merger, Raycom will pay cash consideration of $47.35 per share of Liberty common stock and will assume approximately $110 million of debt for a total enterprise value of approximately $987 million. Completion of the merger is subject to the approval of Liberty’s shareholders, the Federal Communications Commission, the Department of Justice and other customary closing conditions.
     In accordance with the merger agreement among Liberty, Raycom and RL123, Inc, the Liberty Board of Directors will not consider the payment of the regular quarterly dividend until after December 15, 2005.
     Broadcast operating profit, a measurement of earnings, is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income, excluding net losses or gains on disposed assets, plus depreciation and amortization, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.
     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).
     For further information about Liberty, visit the corporate website, http://www.libertycorp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of Liberty, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although Liberty has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: the failure to obtain Liberty shareholder approval of the merger or the failure to obtain regulatory approvals or satisfy the other conditions to the merger; the termination of the merger agreement prior to the closing; the merger may not close in the expected timeframe; changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for Liberty’s products; and adverse litigation results. Liberty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.

Additional Information and Where to Find It
     In connection with the proposed merger, Liberty filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) on October 31, 2005 which was subsequently distributed to Liberty’s shareholders for purposes of the shareholder meeting scheduled for December 6,2005. INVESTORS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement and other documents filed by Liberty with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement and Liberty’s other filings with the SEC may also be obtained from Liberty. Free copies of Liberty’s filings may be obtained by directing a request to The Liberty Corporation, 135 South Main Street. Greenville, South Carolina 29601.
Participants in the Solicitation
     Liberty, Raycom and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Liberty’s shareholders in favor of the merger. Information concerning persons who may be considered participants in the solicitation of Liberty’s shareholders under the rules of the SEC is set forth in the proxy statement filed by Liberty with the SEC on March 28, 2005 and October 31, 2005.

THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In 000's, except per share data)	2005	2004	2005	2004
		(Unaudited)
REVENUES
Television station revenues (net of commissions)	$45,346	$49,915	$138,606	$145,653
Cable advertising and other revenues	3,405	3,691	9,969	10,821

Net revenues	48,751	53,606	148,575	156,474

EXPENSES
Operating expenses (excluding depreciation and
amortization expense shown separately below)	31,099	32,045	93,873	94,725
Amortization of program rights	1,884	1,786	5,628	5,302
Depreciation and amortization of intangibles	4,970	5,321	14,669	14,860
Corporate, general, and administrative expenses	6,419	5,206	15,421	14,391

Total operating expenses	44,372	44,358	129,591	129,278

Operating income	4,379	9,248	18,984	27,196

Net investment income (loss)	(273)	(22)	2,011	(5,411)
Interest expense	(1,002)	(253)	(2,274)	(515)

Income before income taxes	3,104	8,973	18,721	21,270
Provision for (Benefit from) income taxes	1,871	(3,229)	5,715	1,382

Net income	$1,233	$12,202	$13,006	$19,888

Diluted earnings per common share	$0.07	$0.66	$0.72	$1.07

Weighted average common dilutive shares	17,968	18,408	18,015	18,661

Actual common and common equivalent shares outstanding at end of period	18,302	18,770	18,302	18,770

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents			$19,978	$37,665
Debt outstanding			$100,000	$50,000

RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT:

Operating income per income statement	$4,379	$9,248	$18,984	$27,196
Add:
Depreciation and amortization	4,970	5,321	14,669	14,860
Adj. for network compensation due vs. accrued	75	921	207	2,762
Net loss (gain) on disposals	94	65	94	47
Non-cash compensation	1,791	1,628	5,398	3,754
Corporate cash expenses	5,270	4,167	12,121	12,183

Broadcast operating profit	$16,579	$21,350	$51,473	$60,802

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